Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the registration statement Form S-3 and related Prospectus of LiveVox Holdings, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of LiveVox Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 26, 2022